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                                                                    EXHIBIT 22.1


Watson Pharmaceuticals, Inc.
Subsidiaries of the Company
as of March 15, 1999


Name                                   Jurisdiction of Incorporation


Chelsea Laboratories, Inc.             New York
Chelsea Laboratories Caribe, Inc.      Delaware
Circa Pharmaceuticals, Inc.            New York
Natrapac, Inc.                         Utah
Nicobrand Limited                      Northern Ireland
Nihon TheraTech Kabushiki Kaisha       Japan
    (a/k/a TheraTech Japan)
Oclassen Pharmaceuticals, Inc.         Delaware
Royce Laboratories, Inc.               Florida
Rugby Laboratories, Inc.               New York
The Rugby Group, Inc.                  New York
TheraTech, Inc.                        Delaware
Watson Laboratories, Inc.              Nevada
WatsonPharma, Inc.                     Delaware
Watson Pharmaceuticals (Asia) Ltd.     Territory of the British Virgin Islands